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                                                                     EXHIBIT 4.3

                            MCCLAIN INDUSTRIES, INC.

               1999 RETAINER STOCK PLAN FOR NON-EMPLOYEE DIRECTORS


         SECTION 1. TITLE. This plan shall be known as the "McClain Industries, Inc. 1999 Retainer Stock Plan for Non-Employee Directors" and is referred to herein as the "Plan."

         SECTION 2. ADOPTION OF THE PLAN. The Plan was approved by the Board of Directors ("Board") of McClain Industries, Inc., a Michigan corporation (the "Company"), on February 8, 1999. The Plan shall automatically expire and terminate on December 31, 1999 unless the Plan shall be approved by the Company's stockholders not later than December 30, 1999.

         SECTION 3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by either the entire Board or, at the discretion of the Board, by a committee consisting of at least two members of the Board. The administrator of the Plan shall have the power to devise and implement rules and procedures for the operation of the Plan, and to interpret and otherwise implement the Plan in all respects.

         SECTION 4. ELIGIBLE DIRECTORS. Any director of the Company or any subsidiary of the Company who was not an employee of the Company or its subsidiaries at any time during any fiscal year for which shares of the Company's Common Stock ("Common Stock") are to be issued under the Plan to such person ("Eligible Director") is automatically eligible to participate under the Plan.

         SECTION 5. ELECTION TO PARTICIPATE. Eligible Directors may elect to receive shares of Common Stock in full or partial payment of the directors' retainer fees and fees for attending Board and Board committee meetings (including such fees for service on the board of directors of a subsidiary of the Company) (collectively, "Fees"). If an Eligible Director wishes to participate under this Plan, he or she must make an election (an "Election") no later than thirty (30) days prior to a payment date for any Fees (the "Election Date"). Elections made or modified less than thirty (30) days prior to a payment date will be effective for the next occurring payment date. Elections will continue in force until rescinded or modified. An Election (a) must be in writing and delivered to the Company's Secretary prior to the Election Date, (b) will be revocable and may be amended or modified from time to time, and (c) shall specify the percentage or dollar amount of Fees to be paid in shares of Common Stock.

         SECTION 6. ISSUANCE OF SHARES. The Company shall sell and issue shares of Common Stock to each Eligible Director who has properly made an Election (a "Participating Director") as payment for the portion of Fees specified in such Participating Director's Election at the time that any Fees are paid to directors in accordance with the Company's policies and practices concerning payment of Fees (the "Issuance Date"). The number of shares of Common Stock to be issued to a Participating Director shall be determined by dividing the dollar amount of the Fees such Participating Director elected to receive in shares of Common Stock by the Fair Market Value (as defined below) of Common Stock on the first business day prior to the Issuance Date. Any fractional shares of Common Stock derived from such calculation shall be paid in cash. For purposes of this Plan, "Fair Market Value" means, on any given date, the last reported sale price per share of Common Stock on such date or, in case no such sale takes place on such date, the average of the closing bid and asked prices on such date, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on a national securities exchange or included for quotation on the Nasdaq National Market, or if the Common Stock is not so listed or admitted to trading or included for quotation, the average


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of the highest bid and lowest asked prices for the Common Stock on such date as reported on the NASDAQ OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or any comparable service, or, if the Common Stock is not quoted by any such organization, the fair market value of a share of Common Stock as determined in good faith by the Board.

         SECTION 7. NUMBER OF SHARES RESERVED. The total number of shares of Common Stock issuable under the Plan shall not exceed 100,000 shares of Common Stock; provided, however, that the number and kind of shares available for issuance under the Plan shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, reorganization, consolidation, split-up, spin-off or other change in capitalization with a similar substantive effect upon shares of Common Stock.

         SECTION 8. FEES. All matters relating to the Fees, including, without limitation, the existence, continuation, amount and frequency of payment, and all other terms thereof, shall be and remain within the sole and absolute discretion of the Board.

         SECTION 9. SECURITIES LAW RESTRICTIONS. The shares of Common Stock issuable under the Plan may not be issued by the Company without registration or qualification of such shares under the Securities Act of 1933, as amended, and under various state securities laws or without an exemption from such registration requirements. Unless the shares to be issued under the Plan have been registered and/or qualified as appropriate, the Company shall be under no obligation to issue shares of Common Stock under the Plan unless and until such time as there is an appropriate exemption available from the registration or qualification requirements of federal and state law as determined by the Board in its sole and absolute discretion. The Board may require any Participating Director to agree with the Company to represent and agree in writing that if such shares of Common Stock are issuable under an exemption from registration requirements, the shares will be "restricted" securities which may be resold only in compliance with applicable securities laws, and that such person is acquiring the shares for investment, and not with the view toward distribution.

         SECTION 10. AMENDMENT. The Board shall have complete power and authority to amend the Plan at any time and no approval by the stockholders of the Company or by any other person, committee or entity of any kind shall be required to make any amendment; provided, however, that the Board shall not, without the requisite affirmative approval of the stockholders of the Company, make any amendment which requires stockholder approval under any applicable law, rule or regulation.

         SECTION 11. SUSPENSION OR TERMINATION. The Board shall have the right and power to suspend the operation of or terminate the Plan at any time. If not earlier terminated, the Plan shall terminate on December 31, 2009. No shares of Common Stock may be issued under the Plan while the Plan is suspended or after termination of the Plan.

         SECTION 12. COMPLIANCE WITH RULE 16B-3. It is intended that the Plan be applied and administered in compliance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended ("Rule 16b-3"). If any provision of the Plan would be in violation of Rule 16b-3 if applied as written, such provision shall not have effect as written and shall be given effect so as to comply with Rule 16b-3, as determined by the Board.


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